Exhibit 10.18

LICENSE AGREEMENT

THIS AGREEMENT, made and entered into this the 22nd day of June, 2010 (the Effective Date) by and between the University of Kentucky Research Foundation, a corporation duly organized and existing under the laws of the Commonwealth of Kentucky and having its principal office at Lexington, Kentucky, U.S.A. (hereinafter “UKRF”), and Biospherics, Incorporated, a corporation duly organized under the laws of Delaware and having its principal office at 6430 Rockledge Drive, #503, Westmoreland Building, Bethesda, Maryland 20817, U.S.A. (hereinafter “LICENSEE”).

WITNESSETH

WHEREAS, UKRF desires to license the Licensed Technology (all capitalized terms as defined herein) to LICENSEE for Deployment by LICENSEE; and

WHEREAS, LICENSEE desires an exclusive license from UKRF under the Licensed Technology and is competent to facilitate Deployment of “Licensed Product(s)” or products similar to the Licensed Product(s) and will use reasonable efforts to develop one or more Licensed Products;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1          “Affiliate” of a party means any corporation, company or other legal entity (a) controlled by the party, (b) controlling the party or (c) controlled by the corporation, legal entity or persons which control the party.  For the purposes of this paragraph, to “control” a corporation, company or entity means to own or control, either directly or indirectly such as by intermediary entities now or hereafter formed, (a) fifty percent (50%) or more of voting stock or other securities entitled to vote for election of directors (or other managing authority) or (b) more than 50% of the equity interest of the corporation, company or entity; or (c) if the corporation, company or entity does not have outstanding shares or securities, more than 50% of the ownership interest representing the right to make decisions for the corporation, company or entity.

1.2          “Clinical Development” means any activity, whether intellectual or physical, intended to make progress towards commercialization, including, but not limited to, protocol development, negotiations with a third party regarding research or other commercialization work, tests or research, evaluation of such tests or research, pursuit of regulatory approval of rights, or the like, related to the Licensed Technology.

1.3          “Deploy” or “Deployment” means to make, have made, use, sell, license, offer to sell, offer to license, or import into the U.S., or otherwise commercialize.

1.4          “Know-How” means any confidential information related to the Patent Rights and made or developed by an inventor(s) thereof, or others working under the direction of any inventor(s), and known by UKRF that can be used by LICENSEE in connection with Deployment of Licensed Products or Licensed Processes, including specifications, designs, plans, inventions, data, prototypes, methods, processes, business or other technical information that derives value by virtue of its not being publicly known; provided, however, that Know-How does not include information: (a) lawfully received by LICENSEE free of restriction from another source having the right to furnish the information free of restriction; (b) after it has become readily available to the public without breach of this Agreement by LICENSEE; and (c) that, at the time of disclosure to LICENSEE, was known to LICENSEE free of restriction.

1.5          “Licensed Process(es)” means any process that at any time can be covered in whole or in part by subject matter described in the Patent Rights.

1.6          “Licensed Product(s)” means any product that at any time can be covered in whole or in part by subject matter described in the Patent Rights; or which the Deployment thereof by LICENSEE, sub-licensee, or direct or indirect customers of any of the foregoing would, but for this Agreement, constitute infringement or misappropriation of the Licensed Technology.

1.7          “Licensed Technology” means the Licensed Process(es), Licensed Product(s), the Patent Rights, and Know-How.

1.8          “LICENSEE” means Biospherics, Inc. and any Affiliate thereof.

1.9          “Patent Rights” means the entirety of UKRF’s right, title and interest in: (a) (1) Invention Disclosure # 1482, dated Feb. 6, 2007, entitled “D-tagatose as a Lipid Lowering Agent for Prevention and Treatment of Atherosclerosis,” derived from research at UKRF by Dr. Robert Lodder or others working under his direction and attached hereto and made a part hereof as Appendix “A”; and (2) Invention Disclosure #09/1967, dated October 20, 2009, entitled “D-tagatose Formulations for Treatment of Dyslipidemias and Atherosclerosis,” related to research at UKRF by Dr. Robert Lodder or others working under his direction and attached hereto and made a part hereof as Appendix “B”; and (b) any corresponding or related right thereof in any jurisdiction in the world including, but not limited to, the United States patents and applications and Foreign patents and applications issuing from the foregoing, including United States provisional patent application 61/193,192, entitled “Effects of Diets Containing Sucrose vs. D-tagatose in Hypercholesterolemic Mice,” filed November 4, 2008; (2) International Application PCT/US09/63293, entitled “Stable Compositions and Methods of D-Tagatose for Atherosclerosis, Metabolic Syndrome and Their Symptoms,” filed November 4, 2009; and (c) any continuations, continuations-in-part, divisions, reissues, reexaminations, or extensions of any of the foregoing, or any other patent right that claims the benefit of the filing date of any of the foregoing.

1.10        “Territory” means:  worldwide.

ARTICLE 2 - GRANT

2.1          License Grant.  UKRF hereby grants to LICENSEE and its Affiliates an exclusive license and right under the Licensed Technology to Deploy the Licensed Technology within the Territory for the term beginning on the Effective Date until this Agreement expires as provided herein.  This grant is expressly subject to the rights of the U.S. Government, if any, with the understanding that LICENSEE does not believe any such rights exist as to the Licensed Technology.

2.2          Exclusive Nature of Grant.  In order to establish a period of exclusivity for LICENSEE and its Affiliates, UKRF hereby agrees that it shall not grant any other license to Deploy the Licensed Technology, Licensed Product(s), Know-How and Licensed Process(es) during the period of time commencing with the Effective Date of this Agreement and terminating with the full end of the term of this Agreement, unless sooner terminated as hereinafter provided.  LICENSEE is relying on this provision as an essential part of the economic basis for entering this Agreement.

2.3          Right to Sublicense.  LICENSEE shall have the right to sublicense any of the rights, privileges and licenses granted hereunder, in its sole discretion, to any party for any legitimate business purpose in the Territory.

2.4          Obligations in Sublicenses.  LICENSEE agrees that any sublicenses granted by it shall include a contractual provision that, upon reasonable notice to LICENSEE, UKRF will have the right and ability to proceed directly against the sublicensee to require such sublicensee to comply with all terms of the sublicense agreement.  LICENSEE further agrees to include the substance of ARTICLES 4, 5, 10, 12, 13, 14, 15 and 16 of this Agreement in all sublicense agreements.

2.5          Copy of Sublicenses.  LICENSEE agrees to forward to UKRF a copy of each fully executed sublicense agreement, and further agrees to forward to UKRF annually a copy of any reports relating to the Licensed Field received by LICENSEE from its sublicensees during the preceding twelve (12) month period under the sublicenses.

2.6          Retroactive Sublicenses.  Any sublicense permitted under this Section may be made effective retroactively, but not before the Effective Date.

2.7          Certain New Inventions Owned by LICENSEE.  Any inventions related to the Licensed Technology where the work necessary to the invention was not performed at the University of Kentucky or by UKRF or using UKRF resources, and was funded, conceived, or otherwise developed by or on behalf of LICENSEE, is the sole property of the LICENSEE.

ARTICLE 3 - DUE DILIGENCE FOR CLINICAL DEVELOPMENT

3.1 Diligence Requirements.  LICENSEE shall use reasonable efforts to Deploy Licensed Product(s) and/or Licensed Process(es).  At a minimum, LICENSEE shall:

Prepare a study methodology / protocol for a pre-clinical study to further investigate the safety and efficacy of D-tagatose formulations for prevention or treatment of one or more of the following conditions:  atherosclerosis, metabolic syndrome, obesity or diabetes.  This study may be used to inform the preparation of a clinical trial protocol by mid-2011.

Initiate an appropriately designed pre-clinical animal study, as described above, to be conducted under Current Good Laboratory Practice, as will be required for regulatory submission, by the end of 2011.

LICENSEE will update its clinical development plan at least every year until a first commercial sale of a Licensed Product is achieved.

ARTICLE 4 - ROYALTIES

4.1          For the rights, privileges, and license granted hereunder, LICENSEE shall pay to UKRF, on behalf of itself and its sublicensees, in the manner hereinafter provided to the end of the term of the Patent Rights or until this Agreement shall be terminated as provided herein under Article 8, a royalty in the amount of 3 percent (3%) of the Net Sales Price (as defined immediately below) of the Licensed Product(s) sold by LICENSEE or any sublicensee, plus ten percent (10%) of any other consideration LICENSEE receives from any sublicensees.  The parties acknowledge that LICENSEE has borne all costs pertaining to the preparation and filing of the Patent Rights to date.

4.2          As used herein, the phrase “Net Sales Price” shall mean LICENSEE’s or any sublicensee’s collected billings for market sales of Licensed Product(s) less the sum of the following:

(a)           Discounts allowed in amounts customary in the trade;

(b)           Sales, tariff duties, governmental charges and/or use taxes directly imposed and with reference to particular sales;

(c)           Outbound transportation prepaid or allowed;

(d)           Amounts allowed or credited on returns; and

No deductions shall be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by LICENSEE and on its payroll, or for cost of collections.  Licensed Product(s) shall be considered “sold” when billed out or invoiced.  Other than those payments expressly set forth in this Agreement, each party will be responsible for the costs it incurs in carrying out its obligations under this Agreement.

4.3          No multiple royalties shall be payable because the Licensed Product(s) is covered by more than one patent application or patent licensed under this Agreement.

4.4          Royalty payments shall be paid in United States dollars in Lexington, Kentucky, or at such other place as UKRF may reasonably designate consistent with the laws and regulations controlling in any foreign country.  Any withholding taxes which LICENSEE or any sublicensee shall be required by law to withhold on remittance of the royalty payments shall be deducted from royalty payments paid to UKRF.  LICENSEE shall furnish UKRF the original copies of all official receipts for such taxes.  If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at a first-class foreign exchange bank on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

4.5          The LICENSEE or its Affiliate(s) will pay UKRF a quarterly royalty on all sales of Licensed Products by the LICENSEE.

4.6          Royalty payments will continue for a particular country until the expiration of the Licensed Patent(s) in that country, at which point the royalties for that country will terminate.

ARTICLE 5 - REPORTS AND RECORDS

5.1          During the term and for a period of three (3) years following the end of the calendar year to which they pertain, LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amount payable to UKRF by way of royalty as aforesaid.  Said books of account shall be kept at the principal place of business of the LICENSEE or any relevant division or Affiliate of LICENSEE to which this Agreement relates.  UKRF shall have the right to inspect and copy such books and records of LICENSEE to the extent necessary for such purpose, provided that such activity shall be conducted during LICENSEE’s regular business hours upon at least five (5) days prior written notice and, provided further that, UKRF may not inspect more than once in any calendar year.  The cost of inspection shall be paid by UKRF.

5.2          LICENSEE, within thirty (30) days after December 31, of each year, shall deliver to UKRF true and accurate reports, giving such particulars of the business conducted by LICENSEE during the preceding twelve-month period under this Agreement as shall be pertinent to a royalty accounting hereunder.  These shall include at least the following:

(a)           All Licensed Products manufactured and sold;

(b)           Total billings for Licensed Product sold;

(c)           Deductions applicable as provided in Article 4;

(d)           Total royalties due (or a statement that none are due);

(e)           Names and addresses of all sublicensees of LICENSEE; and

(f)            Annually, the LICENSEE’s certified financial statements for the preceding twelve (12) months including, at a minimum, a Balance Sheet and an Operating Statement.

5.3          LICENSEE will provide a copy within 30 days of any other form of financial report, business plan or other similar report related to the Licensed Technology that it issues to any third party or to shareholders.  In addition, upon written request of UKRF, LICENSEE shall make one or more representatives available for a confidential update about the status of the company.  Such updates shall be no more frequent than once per year and UKRF will reimburse any reasonable out-of-pocket expenses incurred by LICENSEE in complying with such update requests.

ARTICLE 6 - PATENT PROSECUTION

6.1          Prosecution and Maintenance of Patent Rights.  During the term hereof, the filing, prosecution and maintenance of all Licensed Technology, Patent Rights, Patent Applications, Improvement Patent Applications, and Patent Rights Patents shall be the primary responsibility of LICENSEE.  Subject to reasonable, timely consideration of UKRF’s comments on pending patent matters, LICENSEE will have discretion and control over the filing, prosecution and maintenance of the Licensed Technology, Patent Rights, Patent Applications and Patent Rights Patents including, but not limited to, the entire right to file nonprovisional, continuing, divisional, or continuation-in-part applications for United States patents relating to the Licensed Technology, and all reissues, Reexamination Certificates, and extensions thereof, along with the right to file applications for patent or industrial property rights derived therefrom in any foreign country and claim priority to the foregoing, to the full end of the term for which said patents may be granted.  All such patent applications shall be in the name of UKRF.  LICENSEE shall be solely responsible for such patent expenses.  LICENSEE will also provide to UKRF copies of all substantive filings and correspondence to and from the patent offices, in advance of filing, and consult with UKRF as to the proposed filings.

6.2          Conflict in Patent Prosecution.  LICENSEE confirms agreement that, in the event its patent counsel becomes aware of an actual conflict between the parties, that it will advise the parties of the fact that a conflict appears to exist.  For purposes of clarification, however, patent counsel for Biospherics and its Affiliate(s) do not represent UKRF or any Affiliate thereof under this Agreement as to the subject matter thereof, and need only notify the parties of such a conflict to permit UKRF an opportunity to take any action it deems appropriate to protect the Patent Rights.

6.3          LICENSEE shall also have similar discretion and control over, at LICENSEE’s expense, to the designation of countries for the filing, prosecution and maintenance of foreign counterparts to patent applications and patents included in the Licensed Technology including the Patent Rights and UKRF agrees to cooperate as necessary to cause such filing(s), prosecution(s) and/or maintenance(s) to be effectuated.  Such foreign patent applications shall be filed in the name of UKRF, title shall be in UKRF, and UKRF’s interest in patent applications and patents issuing thereunder shall be included in the Patent Rights and the license hereunder. LICENSEE will notify UKRF promptly if LICENSEE decides, in its sole discretion, not to file any particular foreign counterparts to patent applications related to the Licensed Technology.  UKRF may then effectuate such filing(s), prosecution(s) and maintenance(s) in those countries, solely at the expense of UKRF, and such patent applications and any patent rights issuing therefrom will be excluded from the license under this Agreement.

6.4          LICENSEE has sole discretion to abandon any Patent Right, or to not pay the annuity, taxes, or maintenance fees due for any patent application, patent or other similar right.  Prior to LICENSEE abandoning any pending or in force item included in the Patent Rights, LICENSEE will provide written notice to UKRF, which shall have the right to provide written notice to LICENSEE within 45 days to take control and prosecute the patent application or maintain the patent that LICENSEE intended to abandon, all at UKRF’s sole cost and expense.  Upon abandonment by LICENSEE and filing by UKRF, such applications shall be excluded from the license under this Agreement

ARTICLE 7 - PATENT INFRINGEMENT

7.1          Enforcement.  The parties will provide reasonable cooperation to one another with respect to enforcing the Licensed Technology, including joining in any suit required for standing to sue by the other, including without limitation making available to the other party or its attorneys any witnesses, records, or other information reasonably requested by LICENSEE.

7.2          Notification of Infringement by Third Party.  Each party under this Agreement shall inform the other party promptly in writing of any alleged infringement of the Patent Rights by a third party of which a party has knowledge, and of any available evidence thereof.  A party shall give the other party at least ninety (90) days notice before filing a litigation against a third party with respect to any infringement or alleged infringement of the Licensed Technology, or before taking any action which notifies a third party of its infringement or likely infringement of the Licensed Technology; provided, however, that such notice period may be shortened to the extent necessary for a party to prevent irreparable harm to the party occurring during such ninety (90) day period.

7.3          Enforcement Litigation Control.  During the term of this Agreement, LICENSEE shall have the sole and exclusive right, but shall not be obligated, to enforce, prosecute, and/or settle at its own expense any infringement of the Licensed Technology, including without limitation the Patent Rights, in the Territory for the Licensed Field, and LICENSEE may, for such purposes, use the name of UKRF as party plaintiff or require UKRF to join a suit, as necessary to provide standing; provided, however, that such right to bring such an infringement action shall remain in effect only for so long as the license granted herein remains effective.  No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of UKRF, which consent shall not unreasonably be withheld.  LICENSEE shall indemnify UKRF against any order for costs that may be made against UKRF in such proceedings brought by LICENSEE, except to the extent caused by negligence or willful misconduct of UKRF.

7.4          Award Sharing.  In the event that LICENSEE shall undertake the enforcement and/or defense of the Patent Rights by litigation, LICENSEE may withhold up to fifty percent (50%) of the payments otherwise thereafter due UKRF under Article 4 hereunder and apply the same toward reimbursement of up to half of LICENSEE’s expenses, including reasonable attorneys’ fees, in connection therewith.  Any recovery of damages by LICENSEE for each such suit shall be applied first in satisfaction of any un-reimbursed expenses and legal fees of LICENSEE relating to such suit, and next toward reimbursement of UKRF for any payments under Article 4 past due or withheld and applied pursuant to this Article 7.  Any award, whether or not collectively granted to both UKRF and LICENSEE, shall be allocated to UKRF at a rate of 20% of the NET award, after accounting for LICENSEE fees and expenses in litigating.  Nothing in this Section 7.4 shall modify the obligation of a party to pay for its own attorney’s fees pursuant if that party has retained separate counsel when that party does not have the right to control the litigation.

7.5          Procedures Upon Suit By Third Party.  Except as otherwise provided under this Agreement, each party is responsible for its own defense and costs in the event of a suit if any of its actions violate, or are alleged to violate, the rights of any third party.  UKRF may select its own counsel at its own expense to assist LICENSEE’s counsel in the defense.

7.6          Joinder Option.  In the event that a declaratory judgment action alleging invalidity, non-infringement, or unenforceability, or lack of ownership of any of the Licensed Technology shall be brought against LICENSEE, UKRF, at its option, shall have the right to join the defense of the action at its own expense.

7.7          Disclosure Legally Required.  If either party, on the advice of counsel, is required to disclose the Know-How under applicable law or other lawful demand under lawful process, including a discovery request in litigation, the party shall first give the other party notice of the required disclosure and cooperate with the other party in seeking reasonable protective arrangements for the party required to make a disclosure under applicable law or other demand under lawful process.  In no event shall either party’s cooperation require that party to take any action which, on the advice of its counsel, could result in the imposition of any sanctions or other penalties against that party.

7.8          Share of Recovered Royalties.  LICENSEE, during the exclusive period of this Agreement, shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer for future use of the Licensed Technology.  Any upfront fees as part of such a sublicense shall be treated as Section 7.4; all other royalties will be treated as per Article 4.

ARTICLE 8 — BANKRUPTCY AND TERMINATION

8.1          Bankruptcy by LICENSEE.  If LICENSEE is adjudged bankrupt or insolvent by a court of competent jurisdiction, or files a petition in bankruptcy, or if the business of LICENSEE shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of LICENSEE or otherwise, this Agreement shall automatically terminate.

8.2          Continuing Nature of Exclusive License.  Notwithstanding the foregoing, all rights and licenses granted under or pursuant to this Agreement by UKRF to LICENSEE are, and will otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “Intellectual Property” as defined under Section 101(56) of the Bankruptcy Code.  The parties agree that LICENSEE will retain and may fully exercise all of its rights in the event that any proceeding is instituted by or against UKRF seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, or it must take action to authorize any of the foregoing actions (each a “Proceeding”), LICENSEE will have the right to retain and enforce its rights under this Agreement, including but not limited to the following rights:

A. the right to a complete duplicate of, or complete access to, as appropriate, all materials and documentation embodying the Licensed Technology or related to the Licensed Products or Licensed Processes, and any versions or derivatives thereof, to be promptly delivered to LICENSEE if not already in its possession or made available for LICENSEE to copy during business hours: (i) upon any such commencement of a Proceeding upon written request by LICENSEE, unless UKRF continues to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of UKRF, upon written request by LICENSEE; and

B. the right to continue to use and sublicense the Licensed Technology, and all documentation and other materials related thereto, in accordance with the terms and conditions of this Agreement.

8.3          Breach Relating to Royalties.  Should LICENSEE fail in its payment to UKRF of royalties due in accordance with the terms of this Agreement, UKRF shall have the right to serve notice upon LICENSEE as provided in Article 16 of its intention to terminate this Agreement within ninety (90) days after receipt of said notice of termination unless LICENSEE shall cure any deficiency by paying to UKRF, within the ninety (90) day period, all such royalties due and payable.  Upon the expiration of the ninety (90) day period, if LICENSEE shall not have paid all such royalties due and payable, the rights, privileges and license granted hereunder shall thereupon immediately terminate.

8.4          Material Breach.  Upon any material breach or default of this Agreement by either party, other than those occurrences set out in Paragraphs 8.1 and 8.2 and 8.3 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph, the non-breaching party shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by ninety (90) days’ notice by certified mail or overnight mail to the breaching party.  Such termination shall become effective unless the breaching party shall have cured any such breach or default prior to the expiration of the ninety (90) day period from receipt of the non-breaching party’s notice of termination.

8.5          Right to Terminate.  If no activity towards Clinical Development occurs during a twelve (12) month consecutive period, either party to this Agreement may elect to terminate this Agreement upon thirty

(30) days prior notice.  Further, LICENSEE shall have the right to terminate this Agreement at any time and for any reason on six (6) months’ notice to UKRF.

8.6          Rights and Duties Upon Termination.  Upon termination of this Agreement for any reason:

A. nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.

B. LICENSEE and/or any sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall pay to UKRF the royalties thereon as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof on the sales of Licensed Products.

C. the rights and obligations of the parties under this Agreement that expressly or by their nature would or should continue beyond the termination of this Agreement shall remain in effect and survive termination of this Agreement.

ARTICLE 9 — LOSS OF EXCLUSIVITY

9.1          Loss of Grant in a Specific Jurisdiction.  In the event LICENSEE declines to initiate patent protection in a given foreign jurisdiction, UKRF will have the right to terminate the license granted under Section 2.1 in that specific jurisdiction.

ARTICLE 10 — INDEMNIFICATION AND PRODUCT LIABILITY

10.1        Indemnification by LICENSEE.  LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold University of Kentucky, UKRF, their trustees, officers, employees and affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sales, use, consumption or advertisement of the Licensed Product(s) and/or Licensed Process(es) or arising from any obligation of LICENSEE hereunder except to the extent caused by negligence, fraud, or willful misconduct of UKRF.

10.2        Insurance.  At such time as LICENSEE produces, manufactures or sells any Licensed Product(s), LICENSEE will maintain product liability insurance, with an endorsement naming the University of Kentucky Research Foundation, the University of Kentucky, its Board of Trustees, agents officers and employees as additional insureds covering liabilities for the production, manufacture and/or sale of the Licensed Product(s) and Licensed Process(es).  The policy of insurance shall contain a provision of non-cancellation except upon the provision of sixty (60) days notice to the University.  Policy limits shall be not less than $1,000,000 per person per occurrence.

10.3        Sublicensee Insurance.  If LICENSEE sublicenses any of the rights, privileges and licenses granted hereunder, LICENSEE shall require the sublicensee to provide UKRF evidence of such product liability insurance.

10.4        Notice of Claim; Indemnification Procedures.  If, during the term of this Agreement, any indemnified party seeking indemnification under this Section has knowledge of any third party claim, action, judgment, or even evidence of a threatened third party claim, action or judgment (collectively, the “Third Party Action”), the following provisions will apply:

(a) the indemnified party having knowledge of the Third Party Action must give written notice within ten (10) days of discovering a Third Party Action to the indemnifying party, with all available details, and the indemnifying party shall have the option, at its sole cost and expense, to retain counsel for the indemnified party (which counsel shall be selected by or be reasonably satisfactory to the indemnified party), to defend any such demand, claim or lawsuit.  Thereafter, the indemnified party shall be permitted to participate in such defense at its own expense, unless the law requires that indemnified party be provided separate counsel.

(b) the indemnified party must provide reasonable assistance to the indemnifying party, including but not limited to testifying, providing information regarding the Third Party Action, and providing access to its books, records and personnel as the indemnifying party reasonably requests in connection with the investigation or defense.  The indemnifying party shall reimburse the indemnified party for out-of-pocket costs incurred in providing the requested assistance, provided that the indemnified party promptly provides reasonable supporting documentation; and

(c) with respect to payment due for indemnification under this Section, the indemnifying party will not be paid until entry of a final judgment, consent decree, or settlement against the indemnified party and the expiration of any applicable appeal period.

ARTICLE 11 — REPRESENTATIONS AND WARRANTIES

11.1        LICENSEE AGREES THAT THE RIGHTS GRANTED ARE MADE AVAILABLE WITHOUT WARRANTY OF ANY KIND EXPRESSED OR IMPLIED INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

11.2        LICENSEE FURTHER AGREES THAT UKRF HAS NOT CONDUCTED NOR HAD CONDUCTED A PATENTABILITY OR INFRINGEMENT STUDY AND THUS MAKES NO CLAIMS THAT THE LICENSED RIGHTS WILL NOT INFRINGE ANY THIRD PARTIES’ VALID PATENT RIGHTS.

11.3        UKRF Representations and Warranties.  UKRF represents and warrants to LICENSEE that:

A. the Licensed Technology has not been abandoned or disclaimed or otherwise knowingly diminished by UKRF or its agents;

B. the Licensed Technology is not licensed by UKRF to any other person or entity; and

C. no proceedings have been instituted, are pending or, to the knowledge of UKRF, are threatened, which challenge any rights with respect to the ownership, validity, or enforceability of the Licensed Technology or the rights being licensed rights under this Agreement.

ARTICLE 12 - ASSIGNMENT

12.1        UKRF will not have the right to assign or transfer any of its rights and obligations under this Agreement, except that all rights and obligations may be assigned with the written consent of LICENSEE in its sole discretion.

12.2        Any assignment or other transfer which is inconsistent with the foregoing shall be null and void ab initio.

12.3        LICENSEE will have the right to freely assign or transfer its rights and obligations under this Agreement to any third party that is at least substantially the same size as LICENSEE based on its resources or revenues, provided that such third party agrees to be bound by this Agreement.

ARTICLE 13 - NON-USE OF NAMES

13.1        LICENSEE shall not use the names of the University of Kentucky nor UKRF, nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from UKRF in each case, which consent will not unreasonably be withheld, except that LICENSEE may state that it is licensed by UKRF under the Licensed Technology, including but not limited to one or more of the patents and/or applications comprising the Patent Rights.  This restriction does not apply to disclosure required by law or regulation, including as may be required in connection with any filings made with the Securities and Exchange Commission, or foreign equivalent thereof.  Notwithstanding any other provision of this Agreement, UKRF acknowledges and agrees that LICENSEE has the right to identify Dr. Lodder as a principal of LICENSEE, and an inventor or co-inventor with respect to the Patent Rights, and otherwise in connection with the Deployment of the Licensed Technology.

ARTICLE 14 — UNITED STATES MANUFACTURE

14.1        In accord with the provisions of the Bayh-Dole Act, Licensed Products sold in the United States will be manufactured substantially in the United States to the extent possible, unless such requirement is waived by the U.S. Government.

ARTICLE 15 - EXPORT CONTROLS

15.1        It is understood that UKRF is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations.  The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency.  UKRF neither represents that a license shall not be required nor that, if required, it shall be issued.

ARTICLE 16 - NOTICES AND OTHER COMMUNICATIONS

16.1        Notice Provisions.  Any payment, notice, consent, approvals, waivers or other communication pursuant to this Agreement shall be written, reference this Agreement and considered made on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to its address below or as it shall designate by written notice given to the other party, or on the date of transmission if sent by facsimile or email:

In the case of UKRF:	University of Kentucky Research Foundation
A144 ASTeCC Building
Lexington, Kentucky 40506-0286

With a copy to:	University Legal Counsel
301 Main Building
Lexington, Kentucky 40506-0032

In the case of LICENSEE:	Biospherics, Incorporated
6430 Rockledge Drive, #503
Westmoreland Building
Bethesda, MD 20817

With a copy to:	Jeffrey A. Wolfson
Haynes and Boone, LLP
1615 L Street, N.W., Suite 800
Washington, DC 20036
Jeff.wolfson@haynesboone.com

16.2        Revised Address for Notices.  A party may change its address, facsimile, or email transmissions for communications by sending written notice to a previously agreed upon address, facsimile, or email.

ARTICLE 17 - CONFIDENTIALITY

17.1        Confidentiality of Know-How.  Neither party may disclose Know-How to any third party, other than their consultants and independent contractors as described below, without prior written approval of the non-disclosing party.  LICENSEE and UKRF will restrict disclosure of Know-How to its employees, officers, managers, consultants and financial and legal advisors with a need to know; will advise the same of the obligations herein; and will require each such recipient to be bound by comparable written confidentiality obligations.  Each party shall take reasonable precautions to prevent the inadvertent or unauthorized disclosure of Know-How in their possession, including at least those precautions taken by each party to protect their own Know-How of similar nature and importance.  For the purposes of this Section, “need to know” means that the person requires the Know-How to perform his, her or its responsibilities in connection with this Agreement or to advise the party in confidence regarding the Agreement.

17.2        Indefinite Nature of Confidentiality; Exclusions from Confidentiality.  The confidentiality restrictions and obligations upon each party shall last indefinitely due to the trade secret nature of the Know-How, but such restrictions will not apply to any portion of the Know-How that:  (a) is disclosed to UKRF in good faith by a third party who is in lawful possession of the information and who has a right to make such a disclosure, (b) is or shall have become part of the public domain, by publication or otherwise through no fault of either party or any third party under obligation to one of the parties, (c) is independently developed by or for the party by persons who did not have access to the information, or (d) the party is required by law, or a court or governmental order, to disclose after reasonable efforts to restrict the nature and scope of such legal obligation to disclose, and the party provides reasonable notice of such a requirement to the non-disclosing party with sufficient time that it may intervene to attempt to limit such disclosure.

17.3        Right to Publish Information that is Not Know-How.  Upon disclosure to, and with written consent by, the LICENSEE, which consent will not be unreasonably withheld, UKRF will be free to publish any information within the Licensed Technology that is not Know-How after a sufficient time period to avoid any prejudice to LICENSEE’s ability to protect such Licensed Technology using the intellectual property law of any jurisdiction in the Territory.  Following such disclosure to and written consent from the LICENSEE, UKRF will be free to publish and discuss such Licensed Technology that is not part of the Know-How for its own use in connection with academic research, teaching, and other entirely educationally-related matters.

ARTICLE 18 — OPTION TO PURCHASE

18.1        LICENSEE Option to Purchase.  Upon request by LICENSEE to facilitate any contemplated sale of technology within the Licensed Technology, or of substantially the entire assets of LICENSEE or any Affiliate, UKRF will consider in good faith permitting the outright acquisition of the Licensed Technology by LICENSEE or its Affiliate upon terms to be mutually negotiated by the parties.

ARTICLE 19 - MISCELLANEOUS PROVISIONS

19.1        Governing Law.  This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Kentucky, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

19.2        Entire Agreement.  The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and supersedes all prior written or oral negotiations, correspondence, understandings and agreements between the parties respecting such subject matter.  This Agreement shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

19.3        Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, that provision will be fully severable, and such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof and the Agreement will remain in full force and effect.

19.4        Non-Waiver.  The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.  No waiver or breach committed by a party in one instance shall constitute a waiver or license to commit or continue breaches in other or like instances.

19.5        Headings.  Headings in this Agreement are included for ease of reference only and will have no legal effect.

19.6.       Counterparts and Electronic Transmission.  This Agreement may be executed in any number of counterparts and all of the counterparts taken together shall for all purposes constitute one binding agreement, notwithstanding that all parties did not originally execute the same counterpart.  Further, the copies of this Agreement to be delivered by or to a party or its solicitors may be delivered by facsimile or email transmission.

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IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals and duly executed this License Agreement the day and year first set forth below.

UNIVERSITY OF KENTUCKY
RESEARCH FOUNDATION		BIOSPHERICS, INCORPORATED

By:	/s/ Donald G. Keach	By:	/s/ Claire L. Kruger

Name:	Donald G. Keach	Name:	Claire L. Kruger

Title:	Director, I.P.D.	Title:	CEO